Exhibit 10.2

PDL BIOPHARMA, INC.

Amended and Restated 2016/20 Long-Term Incentive Plan

This Amended and Restated 2016/20 Long-Term Incentive Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and retaining high performing personnel. This Plan is the sixth long-term incentive plan in a series of long-term incentive plans, each plan overlapping the previous plan and having a subsequent vesting date to provide maximum continuity and retention effects. The Plan is being implemented under the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended (the “Equity Plan”), which was approved by the Company’s stockholders. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation, and may delegate any and all such powers and discretion to any officer of the Company. The Plan is effective as of January 1, 2016 (the “Effective Date”), and will 50% vest and be payable on December 12, 2017 (the “Initial Vesting Period Date”) and will 16.667% vest and be payable on each of December 12 of 2018, 2019 and 2020 (each a “Subsequent Vesting Period Date”) upon attainment of specified goals. The Plan will terminate when all payments and benefits under the Plan have been made.

1.	Eligibility
The employees of the Company set forth in Exhibit A and any other employee approved by the Committee after the adoption of the Plan (each, a “Participant”) are eligible to receive a long-term incentive under this Plan. To be eligible for payment, a Participant must be employed by the Company as of the applicable vesting period date or otherwise eligible because of separation from the Company entitling such Participant to acceleration, vesting and payment of the Plan under any outstanding severance agreement.

2.	Performance Goals
Long-term incentives under this Plan will vest and are payable on the Initial Vesting Period Date and on applicable Subsequent Vesting Period Dates upon attainment of the Initial Performance Goal or a Subsequent Performance Goal, as applicable on such date. Failure to accomplish a Subsequent Performance Goal shall not affect any payments awarded on the Initial Vesting Period Date. Failure to achieve the Initial Performance Goal will eliminate a Participant’s eligibility under the Subsequent Performance Goals.
The Initial Performance Goal is: deployment of $400 million or more in the aggregate in income-generating assets in the two calendar-year period of 2016 and 2017. Upon attainment of the Initial Performance Goal, 50% of the long-term incentives of cash and restricted stock will vest and be payable on the Initial Vesting Period Date.
Each of the Subsequent Performance Goals is: the basket of income-generating assets acquired during the two calendar-year period of 2016 and 2017 generates at least 75% of the projected cash flow for such basket in the calendar year of the applicable Subsequent Vesting Period Date. Upon attainment of a Subsequent Performance Goal, 16.667% of the long-term incentive set forth on Exhibit A will vest and be payable as of the applicable Subsequent Vesting Period Date. In the event that a Subsequent Performance Goal is not obtained in any calendar year, such long-term incentive may vest and be payable on the final Subsequent Vesting Period Date if the basket of income-generating assets acquired during the two calendar-year period of 2016 and 2017 generates at least 75% of the total projected cash flow for such basket during the combined calendar years of 2018-20.

3.	Incentive
The long-term incentive consists of: (i) a cash payment and (ii) a grant of restricted stock, in each case awarded pursuant to the Equity Plan, as amended. All incentives shall vest and pay on the Initial Vesting Period Date and Subsequent Vesting Period Date, as applicable, subject to compliance with Section 409A of the Internal Revenue Code and except as accelerated by a Change in Control. The number of shares underlying the initial Restricted Stock Award shall be determined based on the closing price of the Company’s common stock on January 26, 2016.
Each Participant’s incentive as of the Effective Date is set forth in Exhibit A.

4.	Adjustments
There are circumstances in which adjustments to the Plan may be necessary or advisable. The following are examples and are not intended to be an exhaustive list of such circumstances.
Early repayment of debt or buy out of a royalty: PDL acquires an income-generating asset from Company A in early 2016 which is structured as debt requiring repayment of principal and interest in 2017 through 2020. It is part of the basket of 2016-17 income-generating assets against which the Initial and Subsequent Performance Goals under this Plan are measured. Company A is acquired and the debt is fully repaid in June 2017. For purposes of measuring the attainment of the Initial Performance Goal and Subsequent Performance Goals, the income-generating asset of Company A shall be treated as if it generated 100% of the projected income for purposes of attainment of the Initial and Subsequent Performance Goals even though the debt is no longer outstanding during the applicable measurement periods.
Positive or Neutral restructuring of an income-generating asset: PDL provides a loan of $50 million to Company A in 2016. In 2017, PDL modifies the terms of the loan to provide an additional tranche of cash upon attainment of a sales milestone. The restructuring is beneficial to PDL because the asset is performing and the additional amount of the loan allows PDL to deploy more cash into an income-generating asset. Attainment of the Initial and Subsequent Performance Goals is measured against the restructured deal.

Negative restructuring of an income-generating asset: Whether facts or circumstances warrant using a revised projection of cash flow based on the restructuring (as compared to the original projected cash flow) is solely within the discretion of the Committee.

5.	Change in Control
Notwithstanding the foregoing, in the event of a Change in Control, (i) the vesting of the restricted stock award, (ii) the payment of any accrued but unpaid dividends or other distributions, plus interest (at the rate set forth above), and (iii) the payment of cash, will accelerate and pay in connection with the Change in Control.
For purposes of this Plan, “Change in Control” shall be deemed to have occurred as of the first day after the Effective Date that any one or more of the following conditions is satisfied:
(a)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or
(b)    the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board of Directors immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board of Directors, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.
Notwithstanding the foregoing, a transaction will not be considered a Change in Control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

6.	409A
This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the short term deferral exemption of Code Section 409A, so that none of the payments or benefits under this Plan, or shares of Company common stock issuable pursuant to this Plan, will be subject to the additional tax, penalties or other sanctions imposed under Code Section 409A and this Plan shall in all respects be administered, and any ambiguities herein will be interpreted, to be so exempt. For purposes of Code Section 409A, each payment under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan.

7.	162(m)
It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as Performance-Based Compensation under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).

8.	Miscellaneous
The Company shall withhold all applicable taxes from any payment paid or benefit provided under the Plan, including any federal, state and local taxes.
Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in this Plan should be construed as an employment agreement or create any entitlement to any Participant for any incentive payment or benefit hereunder.
This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.
Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.

Exhibit A
Participant Incentive

	Title	Target Cash Payment	Value of Restricted Stock Award
John P. McLaughlin	President and Chief Executive Officer	$3,000,000	$1,300,000
Peter Garcia	Vice President, Chief Financial Officer	$759,229	$325,384
Christopher L. Stone	Vice President, General Counsel and Secretary	$765,310	$327,990
Danny Hart	Vice President, Business Development	$710,500	$304,500
Steffen Pietzke	Controller & Chief Accounting Officer	$233,920	$100,254
Nathan Kryszak	Senior Counsel and Assistant Secretary	$328,020	$140,580